Report of Independent Auditors

To the Stockholder and Board of Directors of
Principal Life Insurance Company

We have audited the consolidated financial statements of Principal Life Insurance Company (the Company) as of December 31, 2020 and 2019, for each of the three years in the period ended December 31, 2020, and have issued our report thereon dated March 12, 2021 (included elsewhere in this Registration Statement). Our audits of the consolidated financial statements included the financial statement schedules listed in Item 27(m) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.
In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the consolidated financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
March 12, 2021

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Principal Life Insurance Company
Notes to Consolidated Financial Statements – (continued)
December 31, 2020

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2020

			Amount as
			shown in the
			consolidated
			statement of
			financial
Type of Investment	Cost	Value	position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,729.4	$1,941.3	$1,941.3
States, municipalities and political subdivisions	7,926.9	9,080.2	9,080.2
Foreign governments	771.4	947.7	947.7
Public utilities	4,467.0	5,177.6	5,177.6
Redeemable preferred stock	19.3	20.8	20.8
All other corporate bonds	33,567.9	38,161.1	38,161.1
Residential mortgage-backed securities	2,175.4	2,294.3	2,294.3
Commercial mortgage-backed securities	4,694.2	4,893.4	4,893.4
Collateralized debt obligations	4,038.5	4,019.7	4,019.7
Other debt obligations	6,818.9	7,031.5	7,031.5
Total fixed maturities, available-for-sale	66,208.9	73,567.6	73,567.6
Fixed maturities, trading	233.2	233.2	233.2
Equity securities:
Banks, trust and insurance companies	44.1	44.1	44.1
Non-redeemable preferred stock	27.1	27.1	27.1
Total equity securities	71.2	71.2	71.2
Mortgage loans	16,506.1	XXXX	16,506.1
Real estate, net:
Other real estate	1,796.1	XXXX	1,796.1
Policy loans	723.8	XXXX	723.8
Other investments	2,500.7	XXXX	2,500.7
Total investments	$88,040.0	XXXX	$95,398.7
(1) The amount shown in the consolidated statement of financial position for mortgage loans differs from cost as mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances.
(2) The amount shown in the consolidated statement of financial position for real estate differs from cost as real estate is generally reported at cost adjusted for valuation allowances.
(3) The amount shown in the consolidated statement of financial position for other investments differs from cost due to accumulated earnings from minority interests in unconsolidated entities and properties owned jointly with venture partners and operated by the partners. Other investments also includes derivative assets and certain sponsored investment funds, which are reported at fair value, and commercial mortgage loans of consolidated VIEs for which the fair value option was elected.

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Principal Life Insurance Company
Notes to Consolidated Financial Statements – (continued)
December 31, 2020

Schedule III - Supplementary Insurance Information
As of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds
	(in millions)
2020:
Retirement and Income Solutions	$730.4	$28,134.1	$35,576.0
U.S. Insurance Solutions	2,668.1	11,800.3	7,909.5
Corporate	—	169.6	2.3
Total	$3,398.5	$40,104.0	$43,487.8

2019:
Retirement and Income Solutions	$833.8	$25,305.2	$33,814.3
U.S. Insurance Solutions	2,676.1	9,851.4	5,309.4
Corporate	—	177.2	2.7
Total	$3,509.9	$35,333.8	$39,126.4

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2020:
Retirement and Income
Solutions	$3,221.0	$2,457.6	$4,899.3	$82.2	$1,138.3
U.S. Insurance Solutions	2,659.8	842.0	2,937.2	304.7	932.9
Corporate	—	25.3	1.0	—	21.6
Total	$5,880.8	$3,324.9	$7,837.5	$386.9	$2,092.8

2019:
Retirement and Income
Solutions	$4,862.7	$2,419.9	$6,527.8	$87.8	$1,169.7
U.S. Insurance Solutions	2,610.6	846.7	2,639.2	258.0	942.3
Corporate	—	27.3	0.5	—	44.5
Total	$7,473.3	$3,293.9	$9,167.5	$345.8	$2,156.5

2018:
Retirement and Income
Solutions	$3,635.9	$2,204.1	$5,099.0	$124.5	$1,191.2
U.S. Insurance Solutions	2,456.5	800.0	2,444.6	127.7	935.4
Corporate	—	18.8	(1.6)	—	(15.3)
Total	$6,092.4	$3,022.9	$7,542.0	$252.2	$2,111.3
(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.
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Principal Life Insurance Company
Notes to Consolidated Financial Statements – (continued)
December 31, 2020

Schedule IV - Reinsurance
As of December 31, 2020, 2019 and 2018 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2020:
Life insurance in force	$624,651.7	$376,469.0	$904.2	$249,086.9	0.4%

Premiums:
Life insurance and annuities	$4,013.7	$452.5	$439.5	$4,000.7	11.0%
Accident and health insurance	2,036.7	156.6	—	1,880.1	—%
Total	$6,050.4	$609.1	$439.5	$5,880.8	7.5%

2019:
Life insurance in force	$576,243.7	$367,748.1	$999.6	$209,495.2	0.5%

Premiums:
Life insurance and annuities	$5,652.7	$406.8	$379.7	$5,625.6	6.7%
Accident and health insurance	2,003.3	155.6	—	1,847.7	—%
Total	$7,656.0	$562.4	$379.7	$7,473.3	5.1%

2018:
Life insurance in force	$529,137.4	$323,738.4	$1,028.7	$206,427.7	0.5%

Premiums:
Life insurance and annuities	$4,412.3	$359.0	$327.1	$4,380.4	7.5%
Accident and health insurance	1,872.5	160.5	—	1,712.0	—%
Total	$6,284.8	$519.5	$327.1	$6,092.4	5.4%
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